EXHIBIT 14.1


                             PARLUX FRAGRANCES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


                        ADOPTED BY THE BOARD OF DIRECTORS
                                ON April 30, 2004

INTRODUCTION

         This Code of Business Conduct and Ethics (the "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all officers, directors and employees of the Company ("Employees"). All Employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

         Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment and relationship with the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in
Section 14 of this Code.

1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All Employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

         If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.       CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

         It is almost always a conflict of interest for an Employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member without the prior approval of the Board of Directors. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of a

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supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

3.       INSIDER TRADING

         Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to give full effect to the foregoing policies, the Board of Directors has adopted a "Policy on Insider Trading" which applies to all officers, directors and employees of the Company, as well as their family members and other persons sharing the same residence with them.

4.       CORPORATE OPPORTUNITIES

         Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the prior consent of the Board of Directors. No Employee may use corporate property, information or position for improper personal gain, and no Employee may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.       COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain an unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Employee, family member of an Employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Gifts should never be of a kind that could create the appearance of impropriety, so please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.       DISCRIMINATION AND HARASSMENT

         The diversity of the Company's personnel is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.       HEALTH AND SAFETY

         The Company strives to provide its personnel with a safe and healthy work environment. Each Employee has responsibility for maintaining a safe and


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healthy workplace for all Employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8.       RECORD-KEEPING

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

         Many Employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult your supervisor.

9.       CONFIDENTIALITY

         Employees must maintain the confidentiality of confidential information entrusted to them by the Company, except where disclosure is required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Employees should not discuss confidential information or other internal matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

         These prohibitions apply specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to Frank A. Buttacavoli, Chief Operating and Financial Officer.

10.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All Employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

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         The obligation of Employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11.      PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

12.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a proper committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

13.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Employees. Employees are expected to cooperate in internal investigations of misconduct.

         The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the Company provides a copy of those procedures to all Employees. If you do not have a copy of those procedures you may obtain a copy from Human Resources. Any Employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

14.      COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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         o        Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

         o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your Human Resources Director.

         o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against Employees for good faith reports of ethical violations.

         o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

                             PARLUX FRAGRANCES. INC

         I have read and understand the Parlux Fragrances, Inc. Code of Business Conduct and Ethics.


                      Signed:
                               ------------------------------------------


                      Date:

                               CODE OF ETHICS FOR
                        EXECUTIVE AND FINANCIAL OFFICERS

         The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and any person performing similar functions (collectively, the "Executive and Financial Officers") are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Executive and Financial Officers are subject to the following additional specific policies:

1. The Financial and Executive Officers are responsible for full, fair, accurate, timely and understandable disclosure in all reports and other documents filed by the Company with, or submitted by the Company to, the Securities and Exchange Commission and in other public communications made by the Company. The Chief Executive Officer and Chief Financial Officer will ensure that all pertinent information required to be disclosed in such reports and other documents is so disclosed in an accurate and timely manner. The Company's accounting records must be maintained in accordance with all applicable laws, must be proper and supported, and must not contain any false or misleading entries.

2. Each Executive and Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls (over financial reporting and otherwise) which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3. Each Executive and Financial Officer shall promptly bring to the attention of the Board of Directors or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics or of these additional procedures, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4. Each Executive and Financial Officer shall promptly bring to the attention of the Board of Directors or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any officer, director, employee or agent thereof.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by any Executive or Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6. The Chief Executive Officer and Chief Financial Officer shall not certify, pursuant to Section 302 or Section 906 of The Sarbanes-Oxley Act of 2002, the reports of the Company filed with the Securities and Exchange Commission unless such certifications are complete and truthful.

                             PARLUX FRAGRANCES. INC

         I have read and understand the Parlux Fragrances, Inc. Code of Ethics for Executive and Financial Officers.


                        Signed:
                                 ------------------------------------------


                        Date:

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                             PARLUX FRAGRANCES, INC.
                            POLICY ON INSIDER TRADING

                        ADOPTED BY THE BOARD OF DIRECTORS
                                ON APRIL 30, 2004

1.       GENERAL TRADING POLICY

                  It is against the law to buy or sell any securities while in possession of material non-public information relevant to that security (sometimes called "inside information"), or to communicate such information to others who trade on the basis of such information (known as "tipping"). In recent years, Congress has toughened the penalties for trading on or tipping material inside information and the Securities and Exchange Commission has aggressively prosecuted such traders and tippers. ANY PERSON WHO ENGAGES IN INSIDER TRADING OR TIPPING CAN FACE A SUBSTANTIAL JAIL TERM AND FINES, AS WELL AS SUBSTANTIAL CIVIL LIABILITIES. The law also exposes employers such as Parlux to possible liability on account of insider trading violations by an employee, if it is found that the employer failed to take appropriate steps to prevent the employee's insider trading.

                  As a means of reducing any risk that employees, officers or directors of Parlux, Inc. ("Parlux" or "the Company") might be found to have engaged in insider trading, Parlux is adopting this Policy, effective immediately. It applies to trading in the securities of Parlux by any employee, officer or director of the Company or of any of its subsidiaries, or by any family member or other person who shares the same household as the employee, officer or director (a "Family Member").

                  In general, information is "material" as to a security if a reasonable investor would consider the information significant in deciding whether to buy or sell the security, i.e., any information that might affect the price of the security. Examples of events or developments that should be presumed to be "material" in the context of Parlux securities would be events such as the following that have not yet been fully disclosed to the public: knowledge of a trend in the Company's revenues or earnings not yet fully disclosed to the public, gain or loss not yet disclosed to the public, loss of a major customer, a significant acquisition, major litigation or a purchase or sale of substantial assets or other significant corporate transaction. These examples are illustrative only and are not intended to be exhaustive examples of material information.

                  Information is "non-public" until it has been effectively communicated to the marketplace through appropriate news media or through a filing made by the Company with the Securities and Exchange Commission. Even after the initial disclosure, it takes several trading days for the public markets to fully assimilate the new information, so it is the Company's policy to treat all such information as "non-public" until two trading days have passed after the initial disclosure.

                  Employees, officers and directors of Parlux must not engage in transactions in Parlux securities when the employee, officer or director possesses material inside information as to Parlux, and must not communicate such information to any third party except persons who have a legitimate need to know such information in connection with the Company's business and who understand their obligation not to trade on it. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided. Whether a particular item was "material" will be judged with 20-20 hindsight. ACCORDINGLY, WHEN IN DOUBT AS TO A PARTICULAR

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

         ITEM OF INFORMATION, YOU SHOULD PRESUME IT TO BE MATERIAL AND NOT TO HAVE BEEN DISCLOSED TO THE PUBLIC. Because of the inevitable appearance of impropriety if Family Members of an employee, officer or director trade in Parlux securities at a time when material information has not been disclosed, this Policy also applies to trading by Family Members.

                  More generally, all Parlux employees, officers and directors are reminded to use extreme care to assure that confidential information is not inadvertently disclosed to others. Be particularly careful to avoid discussing any matter that might be sensitive or confidential in public places, such as lobbies, airports or restaurants. Meetings in which confidential information is discussed should be conducted behind closed doors. Even inadvertent "leaks" of confidential information can create problems for the Company and its employees, officers and directors. Similarly, if you learn information about another company in connection with your employment with Parlux, under circumstances indicating that the information is not yet in general circulation, you should treat that information as nonpublic. You may not trade in any securities of that other company, nor share that information with others, for so long as that information remains nonpublic.

                  AS WITH OUR OTHER EMPLOYEE POLICIES, VIOLATION OF THIS POLICY BY ANY EMPLOYEE (OR BY ANY FAMILY MEMBER OF THE EMPLOYEE) IS GROUNDS FOR IMMEDIATE DISCIPLINARY ACTION, INCLUDING POSSIBLE DISMISSAL FROM EMPLOYMENT.

2. SPECIFIC RESTRICTIONS ON TRADING IN PARLUX SECURITIES - BLACK OUT PERIODS AND PRE-APPROVAL REQUIREMENT

                  Investment by employees in Parlux securities is encouraged. However, employees, officers, directors and Family Members may not buy or sell any securities of the Company during the period commencing at the close of business on the 25th day of the last calendar month of each quarter, and ending at the close of business on the second business day after press release by the Company of the Company's quarterly or annual earnings results including such quarter.

                  In addition, the Company's Chief Financial Officer may, at his or her discretion, initiate additional periods when sales by employees, officers, directors and Family Members will be prohibited in order to address concerns with respect to potential insider trading, as described in Part 1. A general notice to substantially all employees, officers and directors shall be sufficient to initiate such an additional period. Whenever an additional blackout period has been initiated, the existence of such additional blackout period must be treated as material inside information by all employees, officers, directors and Family Members.

                  The trading restrictions of this Part 2 shall apply to all employees, officers and directors of the Company, and their Family Members, effective as of May 1, 2004.

                  The foregoing restrictions do not apply to exercises of stock options under any Company stock option plan. SALES of option shares, however, remain subject to these restrictions.

                  The foregoing restrictions apply to the purchase or sale of Parlux securities for any fiduciary account (e.g., trustee, executor, custodian) with respect to which the employee, officer or director (or Family Member) makes the investment decision, regardless of whether the employee, officer or director (or Family Member) has any beneficial interest in the account.

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

                  In addition, "SHORT SALES" of Parlux securities by any employee, officer or director (or Family Member) are absolutely PROHIBITED, as are transactions in publicly-traded put or call options or other derivative securities related to Parlux securities.

                  Of course, the general restrictions in Part 1 (trading on insider information) apply in ALL situations, whether or not they are within the scope of this Part 2. Moreover, the fact that a securities transaction is not prohibited by this Part 2 does not excuse the person effecting the transaction from assuring that he or she complies with the legal responsibilities described in Part 1.

                  In addition to the restrictions of this Policy, directors and certain officers of Parlux are also subject to certain reporting and "short swing" profit recovery provisions under Section 16 of the Securities Exchange Act of 1934, as amended. Those directors and officers have been separately advised as to those provisions.

3.       DISCLAIMER OF NEW LIABILITIES

                  This policy statement is not intended and shall not be deemed to impose on Parlux or its employees, officers or directors any civil, criminal or other liability that would not exist in the absence of this policy statement.

                  Please sign and deliver the attached acknowledgement to Tania
         N. Espinosa, Human Resources Director after you have read this memorandum.


                             PARLUX FRAGRANCES. INC

         I have read and understand the Parlux Fragrances, Inc. Policy on Insider Trading.


                        Signed:
                                 ------------------------------------------


                        Date:

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